Exhibit 32.2

WRITTEN STATEMENT OF THE CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. 1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Vice President of Finance of Liquidmetal Technologies, Inc. (the “Company”), hereby certifies, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2007, (the “Report”) fully complies with the requirements of Section 13 (a) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Won Chung
Won Chung, Vice President of Finance
November 14, 2007